Exhibit 99.1

Y-mAbs Announces Submission of Omburtamab Biologics License Application to FDA

New York, NY, April 1, 2022 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today announced that on March 31, 2022, the Company completed the resubmission of its Biologics License Application (“BLA”) for 131I-omburtamab (“omburtamab”) to the FDA.

Omburtamab is an investigational, monoclonal antibody that targets B7-H3, an immune checkpoint molecule that is widely expressed in tumor cells of several cancer types. The omburtamab BLA is for the treatment of pediatric patients with CNS/leptomeningeal metastasis from neuroblastoma. The submission is based on the safety and efficacy results of the pivotal Phase 2 studies 101 and 03-133, which the Company expects to publish later this year.

“I am excited to see the completion of Y-mAbs’ second BLA submission in neuroblastoma. As children treated for high-risk systemic neuroblastoma potentially experience longer systemic remissions, we expect more patients eventually relapsing with brain metastasis and there is currently no effective therapy beyond surgery and radiotherapy available for these patients.” stated Thomas Gad, Founder, Chairman and President. “As the father of a long-term high-risk neuroblastoma survivor, treated with a predecessor to DANYELZA® for systemic high-risk neuroblastoma, and when relapsing with CNS/leptomeningeal metastasis, treated with omburtamab, I know how important this potentially is for families faced with brain metastasis from high-risk neuroblastoma. Y-mAbs was initially founded with the goal of potentially getting both these drugs approved in order to make a major impact on families all over the world.”

Dr. Claus Moller, Chief Executive Officer, continued, “We believe omburtamab can potentially address a significant unmet medical need for children with CNS/leptomeningeal metastasis from neuroblastoma, and we look forward to working with the FDA to bring omburtamab to the appropriate patients. This is a key milestone for families and patients facing CNS/leptomeningeal metastasis from neuroblastoma and for Y-mAbs.”

Researchers at Memorial Sloan Kettering Cancer Center (“MSK”) developed omburtamab, which is exclusively licensed by MSK to Y-mAbs. As a result of this licensing arrangement, MSK has institutional financial interests related to the compound.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic cancer products. In addition to conventional antibodies, the Company’s technologies include bispecific antibodies generated using the Y-BiClone platform and the SADA platform. The Company’s broad and advanced product pipeline includes one FDA-approved product, DANYELZA (naxitamab-gqgk), which targets tumors that express GD2, and one product candidate at the registration-stage, omburtamab, which targets tumors that express B7-H3.

About DANYELZA® (naxitamab-gqgk)

DANYELZA® (naxitamab-gqgk) is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. This indication was approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefits in a confirmatory trial. DANYELZA® includes a Boxed Warning for serious infusion-related reactions, such as cardiac arrest and anaphylaxis, and neurotoxicity, such as severe neuropathic pain and transverse myelitis. See full Prescribing Information for complete Boxed Warning and other important safety information.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our business model and development, commercialization and product distribution plans; current and future clinical and pre-clinical studies and our research and development programs; expectations related to the timing of the initiation and completion of regulatory submissions; regulatory, marketing and reimbursement approvals; rate and degree of market acceptance and clinical utility as well as pricing and reimbursement levels; retaining and hiring key employees; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property position and strategy; additional product candidates and technologies; collaborations or strategic partnerships and the potential benefits thereof; expectations related to the use of our cash and cash equivalents, and the need for, timing and amount of any future financing transaction; our financial performance, including our estimates regarding revenues, expenses, capital expenditure requirements; developments relating to our competitors and our industry; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with our financial condition and need for additional capital; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval, risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock, risks associated with the pandemic caused by the coronavirus known as COVID-19 and its variants such as Delta and Omicron, risks accociated with Russia’s recent invasion of Ukraine and other risks and uncertainties affecting the Company including those described in the "Risk Factors" section included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC and in our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

DANYELZA and “Y-mAbs” are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc.

230 Park Avenue, Suite 3350

New York, NY 10169

USA

+1 646 885 8505

E-mail: info@ymabs.com